UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2023

Aspen Aerogels, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36481	04-3559972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Forbes Road Building B
Northborough, Massachusetts		01532
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 691-1111

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ASPN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2023, Aspen Aerogels, Inc. (the “Company”) announced that on September 11, 2023, the Board of Directors (the “Board”) appointed Santhosh Daniel as its Chief Accounting Officer and principal accounting officer, effective as of September 13, 2023. A press release announcing the appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Daniel, 52, has over twenty-five years of experience as a professional in public accounting and industry. Prior to joining the Company, he served as Vice President and Controller of Symbiotic Inc., an automation technology company, from June 2022 to June 2023. From August 2021 to June 2022, Mr. Daniel served as the VP, Controller of NWN Carousel, a cloud communications service provider. He was the Global Controller of the Digital Solutions division of Baker Hughes, an energy technology company, from July 2017 until August 2021. From 2011 until June 2017, Mr. Daniel held various roles at General Electric Company as Executive Technical Advisor, Corporate Audit Staff and Global Controller, Digital Solutions GE Oil & Gas. Mr. Daniel began his career in public accounting and has held various roles for AF Ferguson & Co., KPMG and PricewaterhouseCoopers LLP. Mr. Daniel received a Master of Business Administration degree from the Thunderbird School of Global Management and has completed the AICPA Uniform Certified Public Accountant Examination.

In connection with Mr. Daniel’s appointment, the Compensation and Leadership Development Committee of the Board approved the terms of his employment offer letter, pursuant to which Mr. Daniel will receive an initial annual base salary of $300,000 and will have an initial target annual bonus opportunity under the Company’s Bonus Plan of 35% of his annual base salary, pro-rated based on his employment commencing on September 13, 2023. In addition, Mr. Daniel received grants of restricted share units, with an aggregate value of $100,000, and stock options, with an aggregate value of $100,000, pursuant to the terms and conditions of the Company’s 2023 Equity Incentive Plan and applicable award agreements. The restricted share units and stock options will vest in equal annual installments over a three-year period from September 13, 2023 (the grant date), subject to Mr. Daniel’s continuous service through such vesting date. The exercise price for the shares underlying such stock options will be equal to the closing price of a share as of the grant date. The expiration date for any unexercised stock options is no later than ten years from the grant date. Mr. Daniel is also eligible to participate in the Company’s Long Term Incentive Plan program.

The foregoing description of the terms of Mr. Daniel’s restricted share units and stock options is a summary only, does not purport to be a complete description, and is qualified in its entirety by reference to the full text of the Company’s form of the restricted share unit and stock option award agreements as previously filed with the Securities and Exchange Commission.

The foregoing description of Mr. Daniel’s employment offer letter is a summary only, does not purport to be a complete description, and is qualified in its entirety by reference to the full text of such letter, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2023.

There is no arrangement or understanding between Mr. Daniel and any other person pursuant to which he was selected as Chief Accounting Officer of the Company. There are no transactions in which the Company is a participant and in which Mr. Daniel has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Mr. Daniel has not previously held any positions with the Company and has no family relationship with any directors or executive officers of the Company.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
99.1	Press Release.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aspen Aerogels, Inc.

Date:	September 14, 2023	By:	/s/ Ricardo C. Rodriguez
Name: Ricardo C. Rodriguez Title: Chief Financial Officer and Treasurer